**FOR IMMEDIATE RELEASE**

# Kingstone Eliminates Personal Lines Quota Share for 2021

**KINGSTON, NY / ACCESSWIRE / January 14, 2021 / Kingstone Companies, Inc. (NASDAQ:KINS)** (the "Company" or "Kingstone"), a Northeast regional property and casualty insurance holding company, today announced that Kingstone Insurance Company ("KICO"), its wholly owned subsidiary, terminated its personal lines quota share treaty for 2019-2020 on a cut-off basis effective December 31, 2020 and does not plan to enter into a new treaty for 2021.

Barry Goldstein, KICO and KINS CEO elaborated, "KICO entered into a 25% personal lines quota share treaty on December 15, 2019, following a very difficult 2019. While the terms of the agreement were acceptable to us at the time and allowed us to achieve our then objectives, the changes we have made to improve profitability beginning in Q3 2019 have put us in a position that we believe that we no longer need the surplus support of our reinsurer partners. We are confident in the adequacy of our reserves. We've fully exited the commercial liability business and the volatility that came along with it. Most important for the future, rate increases and tightened underwriting standards are yielding the planned results in our personal lines business. We are in a good place."

Meryl Golden, KINS and KICO COO noted, "The impact of the treaty cut-off will be that in 2021 KICO will retain the profitability that would otherwise have been ceded to the reinsurers. At the conclusion of the treaty, there was approximately $16.7 million of premium, previously ceded to the reinsurers but not yet earned, that will be returned to KICO and add to KICOs' earned premium during 2021. In addition, we expect organic growth of 5-7% during 2021. We anticipate full year 2021 net earned premiums of $135-145 million."

**About Kingstone Companies, Inc.**

Kingstone is a northeast regional property and casualty insurance holding company whose principal operating subsidiary is Kingstone Insurance Company ("KICO"). KICO is a New York domiciled carrier writing business through retail and wholesale agents and brokers. KICO offers primarily personal lines insurance products in New York, New Jersey, Rhode Island, Massachusetts, and Connecticut. Kingstone is also licensed in Pennsylvania, New Hampshire and Maine.

**Forward-Looking Statements**

As of the date of this release, the Company has not completed its financial close process for the fourth quarter of 2020. During the course of that process, the Company may identify items that would require it to make adjustments, which may be material, to the information presented above. As a result, the preliminary information above for 2020 is specifically identified as forward-looking information and is subject to risks and uncertainties, as discussed below, including possible adjustments to the preliminary operating results. Kingstone assumes no obligation to update these statements.

Statements in this press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors. For more details on factors that could affect expectations, see Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2019 under "Factors That May Affect Future Results and Financial Condition" and Part II, Item 1A of our Quarterly Report on Form 10-Q for the period ended September 30, 2020,

filed with the Securities and Exchange Commission. Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

**CONTACT:**
**Kingstone Companies, Inc.**
Amanda M. Goldstein
Investor Relations Director
(516) 960-1319